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                                                                       EXHIBIT 5

        United States Steel Corporation
        Law Department                           ROBERT M. STANTON
        600 Grant Street
        Pittsburgh, PA  15219-2800               Assistant General Counsel-
        412 433 2877                             Corporate & Assistant Secretary
        Fax:  412 433 2811
        email:  rmstanton@uss.com

January 27, 2004

Board of Directors
United States Steel Corporation
600 Grant Street
Pittsburgh, PA 15219

Ladies and Gentlemen:

I am Assistant General Counsel -- Corporate and Assistant Secretary of United States Steel Corporation, a Delaware corporation (hereinafter the "Corporation"), and have served as counsel to the Corporation in connection with the preparation of the Registration Statement on Form S-3 filed on or about the date hereof (hereinafter the "Registration Statement") for the proposed issue of the Corporation's: (1) Senior Debt Securities and Subordinated Debt Securities (collectively, the "Debt Securities"), (2) Preferred Stock, (3) Depositary Shares ("Depositary Shares"), (4) Common Stock ("Common Stock"), (5) Warrants to purchase Debt Securities, Preferred Stock or Common Stock (collectively, the "Warrants"), (6) Stock Purchase Contracts, or (7) Stock Purchase Units or any combination of the foregoing at an aggregate public offering price of $600,000,000. The Preferred Stock and the Common Stock are collectively referred to as the "Shares." The Depositary Shares are to be issued pursuant to a deposit agreement between the Corporation and a depositary (the "Depositary Agreement"). The Warrants are to be issued pursuant to a warrant agreement between the Corporation and a warrant agent (the "Warrant Agreement").

I am familiar with the Corporation's Certificate of Incorporation and its By-laws. I have also examined, or caused those acting under my supervision to have examined, the Registration Statement, the forms of Indenture between the Corporation and The Bank of New York pursuant to which the Debt Securities will be issued (collectively, the "Indenture"), and such other records and documents, including certificates of government officials and corporate officers, that I have deemed necessary or desirable in rendering the opinion set forth below. In rendering such opinion, I have presumed the genuineness of all documents examined and the accuracy of all statements of fact contained therein.

Based upon the foregoing, I am of the opinion that:

1. When the Debt Securities have been duly authorized and are executed and authenticated in accordance with the terms of the Indenture and delivered to holders against receipt of payment (or, if delivered to holders upon exercise of Warrants, when delivered in accordance with the Warrant Agreement), the Debt Securities will be legal, valid and binding obligations of the Corporation enforceable against it in accordance with the terms thereof and entitled to the benefits of the Indenture.

2. When the Shares have been duly authorized and delivered against receipt of payment (or, if delivered to holders upon exercise of Warrants, Stock Purchase Contracts or Stock Purchase Units, when delivered in accordance with the Warrant Agreement, the terms of the Stock Purchase Contracts and the terms of the Stock Purchase Units, as the case may be), the Shares will be validly issued, fully paid and non-assessable.

3. When a Depositary Agreement has been duly authorized, executed and delivered by the Corporation and the depositary party thereto and the Depositary Shares have been duly authorized and duly issued in accordance with such Depositary Agreement and when duly paid for and delivered in accordance with the procedures described in the Registration Statement and any prospectus supplement relating to such sale, the Depositary Shares will be validly issued, fully paid and non-assessable.

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United State Steel Corporation
January 27, 2004
Page 2

4. When a Warrant Agreement has been duly authorized, executed and delivered by the Corporation and the Warrants have been duly authorized and duly executed in accordance with such Warrant Agreement and when duly paid for and delivered in accordance with the procedures described in the Registration Statement and any prospectus supplement relating to such sale, the Warrants will be legal, valid and binding obligations of the Corporation enforceable against it in accordance with and subject to the terms thereof and of such Warrant Agreement and entitled to the benefits of the Warrant Agreement.

5. When Stock Purchase Contracts have been duly authorized, executed and delivered by the Corporation and when duly paid for and delivered in accordance with the procedures described in the Registration Statement and any prospectus supplement relating to such sale, the Stock Purchase Contracts will be legal, valid and binding obligations of the Corporation enforceable against it in accordance with and subject to the terms thereof.

6. When Stock Purchase Units have been duly authorized, executed and delivered by the Corporation and when duly paid for and delivered in accordance with the procedures described in the Registration Statement and any prospectus supplement relating to such sale, the Stock Purchase Units will be legal, valid and binding obligations of the Corporation enforceable against it in accordance with and subject to the terms thereof.

The opinions set forth above are qualified to the extent such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally; (b) general equitable principles concerning specific performance and other equitable remedies; and (c) general matters of public policy.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Robert M. Stanton